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                                                                     Exhibit 3.1

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION

                                       OF

                        N-VIRO INTERNATIONAL CORPORATION



              We, J. Patrick Nicholson, Chairman of the Board, Chief Executive Officer and President, and James K. McHugh, Chief Financial Officer, Secretary and Treasurer, of N-Viro International Corporation, a Delaware corporation (the "Corporation"), do hereby certify that, in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Title 8, Sections 103, 242 and 245 of the DGCL, the Corporation's Certificate of Incorporation, which was originally filed on April 29, 1993, is hereby amended and restated in its entirety to read as follows:

                                   ARTICLE ONE

              The name of the Corporation is N-Viro International Corporation.

                                   ARTICLE TWO

              The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle 19801. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE THREE

              The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE FOUR

              The total number of all classes of stock which the Corporation shall have authority to issue is nine million (9,000,000) shares, of which two million (2,000,000) shares, designated as Preferred Stock, shall have a par value of One Cent ($.01) per share (the "Preferred Stock"), and seven million (7,000,000) shares, designated as Common Stock, shall have a par value of One Cent ($.01) per share (the "Common Stock").

              A statement of the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of stock of the Corporation is as follows:


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              PREFERRED STOCK
              ---------------

              The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. The designations, powers, preferences and relative, optional, conversion and other special rights, and the qualifications, limitations and restrictions thereof, of Preferred Stock of each class or series shall be such as are stated and expressed herein and, to the extent not stated and expressed herein, shall be such as may be fixed by the Board of Directors (authority so to do being hereby expressly granted) and stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of Preferred Stock of such class or series. Such resolution or resolutions shall (a) specify the class or series to which such Preferred Stock shall belong, (b) fix the dividend rate therefor, (c) fix the amount which the holders of Preferred Stock of such class or series shall be entitled to be paid in the event of a voluntary liquidation, dissolution or winding up of the Corporation, (d) state whether or note Preferred Stock of such class or series shall be redeemable and at what times and under what conditions and the amount or amounts payable thereon in the event of redemption, (e) fix the voting powers of the holders of Preferred Stock of such class or series, whether full or limited, or without voting powers, but in no event shall the holders of Preferred Stock of such class or series be entitled to more than one vote for each share held at all meetings of the stockholders of the Corporation; and may, in a manner not inconsistent with the provisions of this ARTICLE FOUR,
(i) limit the number of shares of such class or series which may be issued, (ii) provide for a sinking or purchase fund for the redemption or purchase of shares of such class or series and the terms and provisions governing the operation of any such fund and the status as to reissuance of shares of Preferred Stock purchased or otherwise reacquired or redeemed or retired through the operation thereof, (iii) impose conditions or restrictions upon the creation of indebtedness of the Corporation or upon the issue of additional Preferred Stock or other capital stock ranking equally therewith or prior thereto as to dividends or distribution of assets on liquidation, and (iv) grant such other special rights to the holders of Preferred Stock of such class or series as the Board of Directors may determine and which are not inconsistent with the provisions of this ARTICLE FOUR. The term "fix for such class or series" and similar terms shall mean stated and expressed in a resolution or resolutions adopted by the Board of Directors providing for the issue of Preferred Stock of the class or series referred to therein. No further action or vote of the stockholders shall be required for any action taken by the Board of Directors pursuant to this ARTICLE FOUR.

              COMMON STOCK
              ------------

              1. DIVIDENDS.
                 ---------

              Subject to the preferred rights of the holders of shares of any class or series of Preferred Stock as provided by the Board of Directors with respect to any such class or series of Preferred Stock, the holders of the Common Stock shall be entitled to receive, as and when declared by the Board of Directors out of the funds of the Corporation legally available therefor, such dividends (payable in cash, stock or otherwise) as the Board of Directors may from time to time determine, payable to stockholders of record on such dates, not exceeding sixty (60) days preceding the dividend payment dates, as shall be fixed for such purpose by the Board of Directors in advance of payment of each particular dividend.

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              2. LIQUIDATION.
                 -----------

              In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the distribution or payment to the holders of shares of any class or series of Preferred Stock as provided by the Board of Directors with respect to any such class or series of Preferred Stock, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among and paid to the holders of Common Stock ratably in proportion to the number of shares of Common Stock held by them respectively.

              3. VOTING RIGHTS.
                 -------------

              Except as otherwise required by law or as provided by the Board of Directors with respect to any class or series of Preferred Stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share standing in his name on the books of the Corporation.

                                  ARTICLE FIVE

              1. BOARD OF DIRECTORS.
                 ------------------

              The number of Directors shall initially be nine (9). Without further action or vote of the stockholders, the Directors shall have the power to increase the number of Directors to twelve (12) by majority vote. The Directors shall be classified with respect to the time for which they shall severally hold office into three classes, with each class having as nearly equal number of Directors as possible. At each annual meeting of stockholders, the successors to the Class of Directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors have been duly elected and qualified. At each annual meeting of stockholders at which a quorum is present, the persons receiving a plurality of the votes cast shall be Directors. No Director or Class of Directors may be removed from office by a vote of the stockholders at any time except for cause. Election of Directors need not be by written ballot unless the By-Laws of the Corporation so provide.

              2. VACANCIES.
                 ---------

              Any vacancy on the Board of Directors resulting from death, retirement, resignation, disqualification or removal from office or other cause, as well as any vacancy resulting from an increase in the number of Directors which occurs between annual meetings of the stockholders at which Directors are elected, shall be filled only by a majority vote of the remaining Directors then in office, though less than a quorum, except that those vacancies resulting from removal from office by a vote of the stockholders may be filled by a vote of the stockholders at the same meeting at which such removal occurs. The Directors chosen to fill vacancies shall hold office for a term expiring at the end of the next annual meeting of stockholders at which the term of the Class to which they have been elected expires. No


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decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

              Notwithstanding the foregoing, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately, as a class or series, to elect Directors, the election, term of office, filling of vacancies, removal and other features of such Directorships shall be governed by the terms of the resolution or resolutions adopted by the Board of Directors pursuant to ARTICLE FOUR applicable thereto, and each Director so elected shall not be subject to the provisions of this ARTICLE FIVE unless otherwise provided therein.

              3. POWER TO MAKE, ALTER AND REPEAL BY-LAWS.
                 ---------------------------------------

              In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter and repeal the By-Laws of the Corporation.

              4. AMENDMENT AND REPEAL OF ARTICLE FIVE.
                 ------------------------------------

              Notwithstanding any provision of this Amended and Restated Certificate of Incorporation and of the By-Laws, and notwithstanding the fact that a lesser percentage may be specified by Delaware law, unless such action has been approved by a majority vote of the full Board of Directors, the affirmative vote of sixty-six and two-thirds percent (66-2/3%) of the votes which all stockholders of the then outstanding shares of capital stock of the Corporation would be entitled to cast thereon, voting together as a single class, shall be required to amend or repeal any provisions of this ARTICLE FIVE or to adopt any provision inconsistent with this ARTICLE FIVE. In the event such action has been previously approved by a majority vote of the full Board of Directors, the affirmative vote of a majority of the outstanding stock entitled to vote thereon shall be sufficient to amend or repeal any provision of this ARTICLE FIVE or adopt any provision inconsistent with this ARTICLE FIVE.

                                   ARTICLE SIX

              The Corporation reserves the right to amend, alter, change or repeal any provision in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute.

                                  ARTICLE SEVEN

              No Director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law (the "DGCL") or (iv) for any transaction from which the Director derived an improper personal benefit.



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                                  ARTICLE EIGHT

              The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as the same may be amended and supplemented, indemnify each Director and officer of the Corporation from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders, vote of disinterested Directors or otherwise, and shall continue as to a person who has ceased to be a Director or officer and shall inure to the benefit of the heirs, executors and administrators of such persons and the Corporation may purchase and maintain insurance on behalf of any Director or officer to the extent permitted by Section 145 of the DGCL.

                                  ARTICLE NINE

              Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under
Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on the Corporation.

                                   ARTICLE TEN

                              BUSINESS COMBINATION.
                              ---------------------

                (A) SPECIAL VOTE BY STOCKHOLDERS. In addition to any affirmative vote required by law or this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, and except as otherwise expressly provided in
Section 10(B) of this Amended and Restated Certificate of Incorporation, a Business Combination (as hereinafter defined) with, or proposed by or on behalf of, any Interested Stockholder (as hereinafter defined) or any Affiliate or Associate (as hereinafter defined) of any Interested Stockholder or any person who thereafter would be an Affiliate or Associate of such Interested Stockholder shall require the affirmative vote of not less than seventy-five percent (75%) of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock (as hereinafter defined), voting together as a single class, excluding


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Voting Stock beneficially owned by such Interested Stockholder. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage or separate class vote may be specified, by law or in any agreement with any national securities exchange or otherwise.

                (B) REGULAR VOTE BY STOCKHOLDERS. The provisions of Section 10(A) of this Amended and Restated Certificate of Incorporation shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote, if any, as is required by law or by any other provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, or any agreement with any national securities exchange, if the Business Combination shall have been approved either specifically or as a transaction which is within an approved category of transactions, by a majority (whether such approval is made prior to or subsequent to the acquisition of, or announcement or public disclosure of the intention to acquire, beneficial ownership of the Voting Stock that caused the Interested Stockholder to become an Interested Stockholder) of the Continuing Directors (as hereinafter defined).

                (C) DEFINITIONS. The following definitions shall apply with respect to this ARTICLE TEN:

                    (1) The term "Business Combination" shall mean: (i) any
            merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (x) any Interested Stockholder or (y) any other corporation (whether or not itself an Interested Stockholder) which is or after such merger or consolidation would be an Affiliate or Associate of an Interested Stockholder; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition or security arrangement, investment, loan, advance, guarantee, agreement to purchase, agreement to pay, extension of credit, joint venture participation or other arrangement (in one transaction or a series of transactions) with or for the benefit of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder which, together with all other such arrangements (including all contemplated future events), has an aggregate Fair Market Value and/or involves aggregate commitments of $500,000 or more or constitutes more than ten percent (10%) of the book value of the total assets (in the case of transactions involving assets or commitments other than Capital Stock (as hereinafter defined)) or ten percent (10%) of the stockholders' equity (in the case of transactions in Capital Stock) of the entity in question (the "Substantial Part"), as reflected in the most recent fiscal year-end consolidated balance sheet of such entity existing at the time the stockholders of the Corporation would be required to approve or authorize the Business Combination involving the assets, securities and/or commitments constituting any Substantial Part; (iii) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation or for any amendment to the Corporation's Bylaws or to this Amended and Restated Certificate of Incorporation proposed by or on behalf of an Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; (iv) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any


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            other transaction (whether or not with or otherwise involving an
            Interested Stockholder) that has the effect, directly or indirectly, of increasing the proportionate share of any class or series of Capital Stock, or any securities convertible into Capital Stock or into equity securities of any Subsidiary, that is beneficially owned by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or (v) any agreement, contract or other arrangement providing for any one or more of the actions specified in the foregoing clauses (i) to (iv).

                        (2) The term "Capital Stock" shall mean all Capital
            Stock of the Corporation authorized to be issued from time to time under ARTICLE FOUR of this Amended and Restated Certificate of Incorporation, and the term "Voting Stock" shall mean all Capital Stock which by its terms may be voted on all matters submitted to stockholders of the Corporation generally.

                        (3) The term "person" shall mean any individual, firm,
            corporation or other entity and shall include any group comprised of any person and any other person with whom such person or any Affiliate or Associate of such person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of Capital Stock.

                        (4) The term "Interested Stockholder" shall mean any
            person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity or any stockholder of the Corporation prior to the adoption of this Amended and Restated Certificate of Incorporation) who (a) is or has announced or publicly disclosed a plan or intention to become the beneficial owner of Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock; or (b) is an Affiliate or Associate (other than any stockholder prior to the adoption of this Amended and Restated Certificate of Incorporation) of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner of Voting Stock representing ten percent (10%) or more of the votes entitled to be cast by the holders of all then outstanding shares of Voting Stock.

                        (5) A person shall be a "beneficial owner" of any
            Capital Stock (a) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates or Associates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; or (c) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Capital Stock.


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            For the purpose of determining whether a person is an Interested
            Stockholder pursuant to Section 10(C)(4) of this Amended and Restated Certificate of Incorporation, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this
            Section 10(C)(5), but shall not include any other shares of Capital Stock that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

                        (6) The terms "Affiliate" and "Associate" shall have the
            respective meanings ascribed to such terms in Rule 12b-2 under the Exchange Act as in effect on the date of filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware (the term "registrant" in said Rule 12b-2 meaning in this case the Corporation).

                        (7) The term "Subsidiary" means any company of which a
            majority of any class of equity security is beneficially owned by the Corporation; provided, however, that for purposes of the definition of Interested Stockholder set forth in Section 10(C)(4) of this Amended and Restated Certificate of Incorporation, the term "Subsidiary" shall mean only a company of which a majority of each class of equity security is beneficially owned by the Corporation.

                        (8) The term "Continuing Director" means any member of
            the Board of Directors, while such person is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Stockholder and was a member of the Board of Directors prior to the time that an Interested Stockholder became an Interested Stockholder, and any successor of a Continuing Director while such successor is a member of the Board of Directors, who is not an Affiliate or Associate or representative of the Interested Stockholder and is recommended or elected to succeed the Continuing Director by a majority of Continuing Directors.

                        (9) The term "Fair Market Value" means (a) in the case
            of cash, the amount of such cash; (b) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on the New York Stock Exchange, on the principal United States securities exchange registered, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations Systems or any similar system then in use, or, if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a majority of the Continuing Directors in good faith; and (c) in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.



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

            (D) AUTHORITY. A majority of the Continuing Directors shall have the power and duty to determine for the purpose of this ARTICLE TEN, on the basis of information known to them after reasonable inquiry, all questions arising under this ARTICLE TEN, including, without limitation, (i) whether a person is an Interested Stockholder, (ii) the number of shares of Capital Stock or other securities beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of another, (iv) whether a Proposed Action (as hereinafter defined) is with, or proposed by, or on behalf of an Interested Stockholder or an Affiliate or Associate of an interested Stockholder, (v) whether the assets that are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregated Fair Market Value of $500,000 or more and (vi) whether the assets or securities that are the subject of any Business Combination constitute a Substantial Part. Any such determination made in good faith shall be binding and conclusive on all parties.

            (E) FIDUCIARY OBLIGATION. Nothing contained in this ARTICLE TEN shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

            (F) PROPOSED ACTION. For the purposes of this ARTICLE TEN, a Business Combination or any proposal to amend, repeal or adopt any provision of this Amended and Restated Certificate of Incorporation inconsistent with this ARTICLE TEN (collectively, "Proposed Action") is presumed to have been proposed by, or on behalf of, an Interested Stockholder or a person who thereafter would become such if (i) after the Interested Stockholder became such, the Proposed Action is proposed following the election of any director of the Corporation who, with respect to such Interested Stockholder, would not qualify to serve as a Continuing Director or (ii) such Interested Stockholder, Affiliate, Associate or person votes for or consents to the adoption of any such Proposed Action, unless as to such Interested Stockholder, Affiliate, Associate or person, a majority of the Continuing Directors makes a good-faith determination that such Proposed Action is not proposed by or on behalf of such Interested Stockholder, Affiliate, Associate or person, based on information known to them after reasonable inquiry.

            (G) AMENDMENT. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation), the affirmative vote of the holders of not less than seventy-five percent (75%) of the votes entitled to be cast by the holders of all the then outstanding shares of Voting Stock, voting together as a single class, excluding Voting Stock beneficially owned by such Interested Stockholder, shall be required to amend or repeal, or adopt any provisions inconsistent with, this ARTICLE TEN; provided, however, that this Section 10(G) shall not apply to, and such seventy-five percent (75%) vote shall not be required for, any amendment, repeal or adoption unanimously recommended by the Board of Directors if all of such directors are persons who would be eligible to serve as Continuing Directors within the meaning of Section 10(C)(8) of this Amended and Restated Certificate of Incorporation.

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

            I, J. Patrick Nicholson, being the Chairman of the Board, Chief Executive Officer and President of the Corporation, do hereby declare and certify that the foregoing Amended and Restated Amended and Restated Certificate of Incorporation was duly adopted in accordance with DGCL Sections 103, 242 and 245, at the Annual Meeting of Stockholders of the Corporation held on June 2, 1998, and I further state that the execution of the Amended and Restated Amended and Restated Certificate of Incorporation is my own act and deed and that the facts herein stated are true, and accordingly I have hereunto set my hand this 17th day of June, 1998.


                                      /s/ J. Patrick Nicholson
                                     -------------------------------------
                                     J. Patrick Nicholson, Chairman of the
                                     Board, Chief Executive Officer and
                                     President


ATTESTED BY:


    /s/ James K. McHugh
-------------------------------------
James K. McHugh, Chief Financial Officer,
Secretary and Treasurer


STATE OF OHIO   )
                )  SS:
COUNTY OF LUCAS )

            The foregoing Amended and Restated Amended and Restated Certificate of Incorporation of N-Viro International Corporation was acknowledged before me this 17th day of June, 1998 by J. Patrick Nicholson, Chairman of the Board, Chief Executive Officer and President, on behalf of N-Viro International Corporation, a Delaware corporation.


                                             /s/ James D. O'Neil
                                     -------------------------------------
                                                Notary Public


My Commission Expires: June 11, 2000                                      [SEAL]





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